EXHIBIT 23.1    -    CONSENT OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers

Chartered Accountants

Rene-Levesque Boulevard West

Suite 2800

Montreal, Quebec

Canada  H3B 2G4

Telephone +1 (514) 205 5000

Facsimile +1 (514) 205 5675

To the Shareholders of Alcan Inc.

In our opinion, the accompanying consolidated balance sheet and related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Alcan Inc. and its subsidiaries (Alcan) at December 31, 2003, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in accordance with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of Alcan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4 to the consolidated financial statements, Alcan adopted Statement of Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations and Financial Accounting Standards Board Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others effective January 1, 2003, SFAS No. 142, Goodwill and Other Intangible Assets and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective January 1, 2002 and SFAS Nos. 133 and 138 Accounting for Derivative Instruments and Hedging Activities on January 1, 2001.

Alcan's consolidated financial statements for 2003, 2002 and 2001 were previously prepared using Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, to record stock-based compensation.  As more fully described in Note 4 to the consolidated financial statements, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, to record stock-based compensation.  Consequently, Alcan's consolidated financial statements for 2003, 2002 and 2001 have been restated in accordance with the retroactive restatement method under SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Montreal, Canada

March 5, 2004 (except as to Note 4 and 5 and paragraph F of Note 32 which are as of June 11, 2004).